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                                                                  Exhibit 23.02

[KPMG POLSKA SP. z.o.o LETTERHEAD]


                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Euronet Worldwide, Inc:

We consent to the incorporation by reference in the registration statement
(No. 333-84046) on Form S-3 of Euronet Worldwide, Inc. of our report dated February 6, 2002, with respect to the consolidated balance sheets of Euronet Worldwide, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' (deficit)/equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Euronet Worldwide, Inc.

/s/ KPMG Polska SP. Z O.O

Warsaw, Poland
May 8, 2002